                            EXECUTIVE SEVERANCE AGREEMENT


    THIS AGREEMENT is made and entered into this ____ day of ______________, 19__, by and between BellSouth Corporation, a Georgia corporation (the "Company"), and ____________________ (the "Executive").


    REASONS FOR THIS AGREEMENT. The Company recognizes the valuable services that the Executive has rendered and continues to render to the Company and its Affiliated Companies. On behalf of itself, its Affiliated Companies and its shareholders, the Company desires to encourage the Executive's continued service and dedication in the performance of the Executive's duties, and attention to the business and affairs of the Company and its Affiliated Companies, notwithstanding the possibility, threat or occurrence of a change in control. The Company believes that it is in the best interests of the Company and its shareholders to minimize the distractions, risks and uncertainties for the Executive which may be expected to arise in connection with a change in control by providing assurances to the Executive that the Executive will not be materially disadvantaged by a change in control.

    AGREEMENT. In consideration of the Executive's continued service to the Company, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

I.  DEFINITIONS.

    For purposes of this Agreement, the following terms shall have the meanings specified below:

    (a) "AFFILIATED COMPANIES" shall mean all of the Company's subsidiaries, divisions, and other affiliated companies or entities.

    (b) "CAUSE" shall mean the Executive's willfully engaging in conduct that is demonstrably and materially injurious to the Company. For purposes of this subsection I(b), no act, or failure to act, on the part of the Executive shall be deemed "willful" unless committed by the Executive in bad faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board of Directors of the Company, at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's legal counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive has engaged in the conduct set forth in this subsection I(b) and specifying the particulars thereof in detail.

    (c)  "CHANGE IN CONTROL" shall mean:

         (i) any "person" (as such term is defined in the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or of another entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding voting securities;

         (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

         (iii) the consummation of a merger, plan of reorganization, consolidation, share exchange, or other transaction, in one or a series of related transactions, involving the Company, if immediately following such merger, plan of reorganization, consolidation, share exchange, or other transaction or transactions the holders of the voting securities of the Company outstanding immediately prior thereto hold securities representing seventy percent (70%) or less of the combined voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, plan of reorganization, consolidation, share exchange, or other transaction or transactions;

         (iv) the consummation of a transaction involving the sale or other disposition by the Company or one or more of its Subsidiaries, in one or a series of related transactions, of interests in an entity or entities, or of assets, which for the most recent audited twelve-month period produced total operating revenues or net income aggregating more than thirty percent (30%) of the total operating revenues or net income of the Company and its Subsidiaries (taken as a whole), if following such transaction or transactions, any such entity is no longer a Subsidiary or such assets are no longer held by a Subsidiary;

         (v) the complete liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

         (vi) the consummation of any other transaction which a majority of the Board of Directors of the Company, in its sole and absolute discretion, shall determine constitutes a Change in Control.

    (d)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    (e) "CONFIDENTIAL INFORMATION" shall mean information, whether generated internally or externally, relating to the Company's business or to the Affiliated Companies' businesses which derives economic value, actual or potential, from not being generally known to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, studies and analyses, technical or nontechnical data, programs, patterns, compilations, devices, methods, models (including cost and /or pricing models and operating models), techniques, drawings, processes, employee compensation data, financial data (including marketing information and strategies and personnel data), lists of actual or potential customers or suppliers, and information relating to regulatory and business policies, plans, and strategies. For purposes of this Agreement, Confidential Information does not include information which is not a trade secret three (3) years after termination of Executive's employment with Company.

    (f) "DISABILITY" shall mean an illness, injury or other incapacity which qualifies the Executive for long-term disability benefits under the principal management long-term disability plan of the Executive's employer.

    (g) "EXCISE TAX" shall have the meaning ascribed to such term in subsection VII(a) of this Agreement.

    (h) "GOOD REASON" shall mean the occurrence after a Change in Control, without the Executive's express written consent, of any of the following circumstances:

         (i) the assignment to the Executive of duties inconsistent with the Executive's status or responsibilities as in effect immediately prior to a Change in Control, including imposition of business travel obligations which differ materially from business travel obligations immediately prior to the Change in Control;

         (ii) diminution in the status or responsibilities of the Executive's position from that which existed immediately prior to the Change in Control, whether by reason of the Company ceasing to be a public company, becoming a subsidiary of a successor public company, or otherwise;

         (iii) a reduction in the Executive's annual base salary as in effect immediately before the Change in Control or the failure to pay a bonus award to which the Executive is otherwise entitled under any of the short-term or long-term incentive plans in which the Executive participates (or any successor incentive compensation plans) at the time such awards are usually paid;

         (iv) a change in the principal place of the Executive's employment, as in effect immediately prior to the Change in Control, to a location more than thirty-five (35) miles distant from the location of such principal place at such time;

         (v) the failure by the Company to continue in effect any bonus, incentive compensation, or stock option plan in which the Executive participates immediately prior to the Change in Control, unless an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Executive, or the failure by the Company to continue the Executive's participation in any such bonus, incentive compensation or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the time of the Change in Control;

         (vi) (A) except as required by law, the failure by the Company to continue to provide to the Executive benefits substantially equivalent, in the aggregate, to those enjoyed by the Executive under the qualified and nonqualified employee pension and welfare benefit plans of the Company, including, without limitation, any pension, life insurance, medical, dental, health and accident, disability, retirement or savings plans in which the Executive was eligible to participate immediately prior to the Change in Control; (B) the taking of any action by the Company which would directly or indirectly materially reduce or deprive the Executive of the perquisites enjoyed by the Executive immediately prior to the Change in Control (including Company-paid and/or reimbursed club memberships, financial counseling fees and the like); or (C) the failure by the Company or a successor to provide the Executive with the number of paid vacation days (and the policies and practices for taking such days) as was provided under the Company's vacation policy or practice as was in effect immediately prior to the Change in Control;

         (vii) the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in subsection IX(a); or

         (viii) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection II(b). For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.

    The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

    (i) "GROSS-UP PAYMENT" shall have the meaning ascribed to such term in subsection VII(a) of this Agreement.

    (j) "NOTICE OF TERMINATION" shall have the meaning ascribed to such term in subsection II(b) of this Agreement.

    (k) "PAYMENTS" shall have the meaning ascribed to such term in subsection VII(a) of this Agreement.

    (l)  "POTENTIAL CHANGE IN CONTROL" shall mean:

         (i) the Company (or an Affiliated Company) enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

         (ii) an individual or entity, or a group or groups of individuals or entities, acquires rights, whether pursuant to an agreement with the Company (or an Affiliated Company) or otherwise, the exercise of which would result in the occurrence of a Change in Control;

         (iii) an individual or entity (including the Company), or a group or groups of individuals or entities, publicly announces an intention to take or to consider taking action(s) which, if taken, would result in the occurrence of a Change in Control; or

         (iv) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

    (m) "RETIREMENT" shall mean the Executive's voluntary termination of employment with the Company, other than for Good Reason, and in accordance with the Company's retirement policy generally applicable to its employees or in accordance with any outstanding or contemporaneous retirement arrangement established with respect to the Executive.

    (n) "SUBSIDIARY" shall mean any corporation of which fifty percent (50%) or more of the total combined voting power of all classes of stock is owned directly or indirectly by the Company and any joint venture, partnership or limited liability company (or other similar entity) of which fifty percent (50%) or more of the capital or profits interest is owned directly or indirectly by the Company.

    (o) "TAX COUNSEL" shall have the meaning ascribed to such term in subsection VII(b) of this Agreement.

    (p) "TERMINATION" shall have the meaning ascribed to such term in subsection II(a) of this Agreement.

    (q)  "TERMINATION DATE" shall mean:

         (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period); and

         (ii) if the Executive's employment is terminated for Cause or Good Reason or for any reason other than death or Disability, the date specified in the Notice of Termination (which in the case of a termination for Cause shall not be less than thirty (30) days and in the case of a termination for Good Reason shall not be less than thirty (30) days nor more than sixty
    (60) days, respectively, from the date such Notice of Termination is given).

    (r) "TIER I OFFICER" shall mean the chief executive officer of the Company, the Company's senior strategic planning officer, the Company's senior mergers and acquisitions officer, the chief financial officer of the Company, the chief legal officer of the Company, and any other officer of the Company or of a Subsidiary, elected by the Company's Board of Directors, who is assigned to the Company's officer compensation Band A (or successor compensation level).

    (s) "TIER II OFFICER" shall mean any officer of the Company or of a Subsidiary, elected by the Company's Board of Directors, who is assigned to the Company's officer compensation Band B (or successor compensation level) and who is not described in subsection I(r).

II. TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL.

    (a) ENTITLEMENT TO BENEFITS. If at the time a Change in Control occurs the Executive is either a Tier I Officer or a Tier II Officer, the Executive shall be entitled to the benefits provided in Section III hereof upon the subsequent termination of his employment with the Company (or its successor) within two (2) years after the occurrence of the Change in Control, unless such termination is (i) a result of the Executive's death or Retirement, (ii) for Cause, (iii) a result of the Executive's Disability, or (iv) by the Executive other than for Good Reason. Such termination of the Executive's employment which is not as a result of the Executive's death, Retirement or Disability and
(x) if by the Company, is not for Cause, or (y) if by the Executive, is for Good Reason, shall be referred to hereinafter as a "Termination."

    If, within two (2) years after the occurrence of a Change in Control, such Executive's employment shall be terminated for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full base salary through the

Termination Date at the rate in effect at the time Notice of Termination is given and shall pay any amounts to be paid to the Executive pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

    (b) NOTICE OF TERMINATION. Any termination of the Executive's employment, within two (2) years after the occurrence of a Change in Control, by the Company or by the Executive, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

    (c) POTENTIAL CHANGE IN CONTROL. If, after a Potential Change in Control has occurred, the Executive's employment with the Company or a Subsidiary employing the Executive is terminated under circumstances which would constitute a Termination if a Change in Control had occurred, and such termination was at the request of a party who has taken steps to effect a Change in Control or who is otherwise involved in the Potential Change in Control, or was otherwise caused by the Potential Change in Control, then for all purposes of this Agreement, (i) a Change in Control shall be deemed to have occurred at the time such Potential Change in Control occurred, and (ii) such termination shall be deemed to have been a Termination (if such termination would have constituted a Termination had it followed an actual Change in Control). Notwithstanding the foregoing, the two (2) year period described in the first sentence of subsection II(a) of the Agreement shall not commence upon any such deemed Change in Control.

III.     COMPENSATION UPON TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN
    CONTROL.

    Upon a Termination of the Executive's employment, the Executive shall be entitled to the following benefits:

    (a) SEVERANCE PAYMENT. The Company shall pay to the Executive as a severance allowance, no later than the seventh (7th) day following the Termination Date, a lump sum cash payment equal to the applicable percentage of the sum of (1) the Executive's Base Salary in effect immediately before the Change in Control plus (2) the amount of the Standard Award applicable to the Executive under the BellSouth Corporation Short Term Incentive Plan, or successor plan ("STIP"), for the Award Year in which the Change in Control occurs. The "applicable percentage" as used in the preceding sentence shall be
(i) 300%, if immediately before the Change in Control the Executive was a Tier I Officer and (ii) 200%, if immediately before the Change in Control the Executive was a Tier II Officer.

         For purposes of this Section III, (A) the term "Base Salary" shall refer to the gross annual base salary payable to the Executive including the amount of any before-tax and after-tax contributions made by the Executive from such salary to or under any Code Section 125 plan, to or under any Code Section 401(k) plan, such as the BellSouth Retirement Savings Plan or other plan(s) sponsored by the Company or an Affiliated Company, or a successor to any such plan, and the amount of any other deferrals of such salary under any nonqualified deferred compensation plans or arrangements maintained by the Company or an Affiliated Company, and (B) the terms "Standard Award" and "Award Year" shall have the meanings ascribed to such terms under STIP, or comparable terms used in any successor plan.

    (b) SHORT TERM AWARD. The Company shall pay the Executive, no later than the seventh (7th) day following the Termination Date, a lump sum cash payment equal to the amount of the Standard Award applicable to the Executive under STIP for the Award Year in which the Termination occurs, multiplied by the greater of
(i) one hundred percent (100%), or (ii) the percentage which would be payable under STIP based on actual performance results as of the most recently completed calendar quarter, in either case pro rated to the Termination Date. Such amount shall offset (dollar for dollar) any obligation the Company or any Affiliated Company may have under STIP to the Executive, but the Executive shall in no event be required to repay any such amount should, for example, it exceed the amount to which the Executive would otherwise have become entitled under STIP.

    (c) LONG TERM AWARD. The Company shall pay to the Executive, no later than the seventh (7th) day following the Termination Date, a lump sum cash payment equal to the amount determined by multiplying the number of units outstanding for the Executive for all performance periods under the BellSouth Corporation Shareholder Return Cash Plan, or successor plan ("SRCP"), by the value of all dividends accrued under SRCP to such date and by multiplying such amount by the greater of (i) one hundred percent (100%), or (ii) the percentage which would be payable under SRCP based on actual performance results as of the most recently completed calendar quarter. Such amount shall offset (dollar for dollar) any obligation the Company or any Affiliated Company may have under SRCP to the Executive, but the Executive shall in no event be required to repay any such amount should, for example, it exceed the amount to which the Executive would otherwise have become entitled under SRCP.

    (d) VESTING OF EXECUTIVE BENEFITS. All benefits of the Executive under nonqualified deferred compensation plans and agreements (including without limitation the BellSouth Corporation Deferred Compensation Plan, the BellSouth Corporation Deferred Income Plan, the BellSouth Corporation Compensation Deferral Plan, and the successors(s) to any such plan(s)), nonqualified supplemental retirement and excess benefit plans (including without limitation the BellSouth Corporation Supplemental Executive Retirement Plan and the nonqualified excess benefit plan described in the BellSouth Personal Retirement Account Pension Plan, and the successor(s) to any such plan(s)), and life insurance plans or arrangements available only to executives or senior management (including without limitation the BellSouth Corporation Executive Life Insurance Plan and the BellSouth Corporation Senior Manager Life Insurance Plan, and the successor(s) to any such plan(s)), in which the Executive is a participant or to which the Executive is a party, shall be immediately vested and all benefits and rights earned or accrued under such plans and agreements through the Termination Date shall thereafter be nonforfeitable. Without limiting the generality of the foregoing, all such benefits shall no longer be subject to any reduction or forfeiture under, for example, any requirement, provision or restriction in any plan or agreement regarding competition with BellSouth or any Affiliated Company, recalculation of benefits as a result of changes in the law (or interpretations thereof), or the continued performance of services to the Company or Affiliated Companies.

    (e) OUTPLACEMENT SERVICES. The Company shall make available to the Executive, at the Company's expense, outplacement services, the scope and provider of which shall be selected by the Executive. The maximum amount for which the Company shall be responsible under this subsection III (e) shall be
(i) $30,000, if immediately before the Change in Control the Executive was a Tier I Officer and (ii) $20,000, if immediately before the Change in Control the Executive was a Tier II Officer.

    (f) NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Section III, nor shall the amount of any payment or benefit provided for in this Section III be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement or other benefits received after the Termination Date or otherwise. The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Affiliated Company may have against the Executive or other parties.


IV. STOCK OPTIONS.

    Upon a Change in Control, all nonqualified stock options, incentive stock options, and stock appreciation rights previously granted to the Executive under the BellSouth Corporation Stock Option Plan and the BellSouth Corporation Stock Plan, and any successor plan(s), which are not already vested, shall be vested and immediately exercisable (subject to the otherwise applicable terms of such plans and related option agreements).

V.  LEGAL FEES AND EXPENSES.

    The Company shall pay to the Executive all legal fees and expenses as and when incurred by the Executive in contesting or disputing any termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, regardless of the outcome, unless in the case of a legal action brought by or in the name of the Executive, a final determination is made by a court of competent jurisdiction that such action was not brought by the Executive in good faith.

VI. INTEREST.

    If the Company fails to make, or cause to be made, any payment provided for herein by the date on which the payment is due, the Company shall make such payment together with interest thereon. The interest shall accrue and be compounded monthly. The interest rate shall be a per annum rate equal to 120 percent of the prime rate as reported by The Wall Street Journal for the first business day of each month, effective for the ensuing month. The interest rate shall be adjusted at the beginning of each month.

VII.     GROSS-UP FOR EXCISE TAXES.

    (a) GROSS-UP PAYMENTS. In the event that any payment or the value of any benefit received or to be received by the Executive in connection with the Executive's Termination or contingent upon a Change in Control, whether received or to be received pursuant to the terms of this Agreement or of any other plan, arrangement or agreement (the "Payments"), would be subject to the excise tax imposed by Code Section 4999 or any comparable federal, state or local excise tax (such excise taxes, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), as determined as provided below, the Company shall pay to or for the benefit of the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section VII, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total value of the Payments. The intent of the parties is that the Company shall be solely responsible for and shall pay any Excise Tax on any Payments and the Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payments as well as any loss of deduction caused by the Gross-Up Payment.

    (b) DETERMINATIONS REGARDING GROSS-UP PAYMENTS. All determinations required to be made under this Section VII, including without limitation whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"). The Company shall instruct the Tax Counsel to timely provide the data required by this Section VII to the Executive. All fees and expenses of the Tax Counsel shall be paid solely by the Company. Any Excise Tax as determined pursuant to this subsection VII(b) shall be paid by the Company to the Internal Revenue Service or other appropriate taxing authority on the Executive's behalf promptly after receipt of the Tax Counsel's determination. If the Tax Counsel determines that there is substantial authority, within the meaning of Section 6662 of the Code (or appropriate authority under any successor provisions), that no Excise Tax is payable by the Executive, the Tax Counsel shall furnish the Executive with a written opinion that failure to disclose or report the Excise Tax on the Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Tax Counsel shall be binding upon the Company, absent manifest error.

    (c) OVERPAYMENTS, UNDERPAYMENTS. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Tax Counsel hereunder it is possible that Gross-Up Payments not made by the Company should have been made ("underpayments"), or that Gross-Up Payments will have been made by the Company which should not have been made ("overpayments"). In either such event, the Tax Counsel shall determine the amount of the underpayment or overpayment that has occurred. In the case of an underpayment, the amount of such underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such overpayment; provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section VII, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an overpayment may result in the Executive repaying to the Company an amount which is less than the overpayment.


VIII.    CONFIDENTIAL INFORMATION.

    Executive agrees to protect all Confidential Information. Executive will not use, except in connection with work for Company or Affiliated Companies, threaten to use, disclose or threaten to disclose, give or threaten to give to others any Confidential Information.

IX. SUCCESSORS; ENFORCEMENT; DISPUTE RESOLUTION.

    (a) OBLIGATIONS OF SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, the "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

    (b) ENFORCEABLE BY BENEFICIARIES. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (the "Beneficiaries"). In the event of the death of the Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiaries.

    (c) POOLING OF INTERESTS ACCOUNTING TREATMENT. Notwithstanding anything to the contrary in this Agreement, if the application of any provision(s) of this Agreement, or of the Agreement in its entirety, would preclude the use of pooling of interests accounting treatment with respect to a transaction for which such treatment otherwise is available and to be adopted by the Company, this Agreement shall be modified as it applies to such transaction, to the minimum extent necessary to prevent such impact, including if necessary the invalidation of such provisions (or the entire Agreement, as the case may be) to the extent they otherwise would have been triggered by such transaction. If the pooling of interests accounting rules require modification or invalidation of one or more provisions of this Agreement as it applies to such transaction, the adverse impact on the Executive shall, to the extent reasonably possible, be proportionate to the adverse impact on other similarly situated employees of the Company. The Board of Directors of the Company shall, in its sole and absolute discretion, make all determinations necessary under this subsection; provided, that determinations regarding the application of the pooling of interests accounting rules for these purposes shall be made by the Company with the concurrence of the Company's independent auditors at the time such determination is to be made.

    (d) GOVERNING LAW. Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of Georgia.

    (e) DISPUTE RESOLUTION. The parties agree to attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement by mediation in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. If the matter has not been resolved pursuant to the aforesaid mediation procedure within 60 days of the commencement of such procedure (which period may be extended by mutual agreement), or if either party will not participate in a mediation, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Atlanta, Georgia, unless otherwise agreed upon. The arbitrator is not empowered to award punitive or other damages that are in excess of actual, contractual damages.

X.  GENERAL PROVISIONS.

    (a) TERM OF AGREEMENT. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of (a) January 1, 2000, if no Change in Control or Potential Change in Control has occurred before that date or, if as of such date a Potential Change in Control shall have occurred, the earliest date thereafter on which the threat of such Potential Change in Control becoming a Change in Control is eliminated; (b) the termination of the Executive's employment with the Company for any reason prior to a Potential Change in Control; (c) the termination of the Executive's employment with the Company, other than as described in subsection II(c), prior to a Change in Control; (d) the Company's termination of the Executive's employment for Cause, or the Executive's resignation for other than Good Reason, following a Change in Control. Notwithstanding the foregoing, commencing on January 1, 2000 (or such later expiration date prescribed by clause (a) of the preceding sentence), and on the third anniversary of such date, and successive third anniversaries thereafter, the expiration date prescribed by clause (a) of the preceding sentence shall automatically be extended for an additional three (3) years unless, not later than one hundred eighty (180) days prior to the date on which this Agreement would otherwise automatically be extended, one of the parties hereto shall have given notice to the other party that it (or he or she) does not wish to extend the term of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall in no event terminate before both the Company and the Executive have fulfilled, or have had satisfied, all of their rights, obligations and liabilities under this Agreement.

    (b) AMENDMENT. No amendment or modification to this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

    (c) DISPOSITION OF EMPLOYER. In the event the Executive is employed by a Subsidiary, the terms of this Agreement shall expire if such Subsidiary is sold or otherwise disposed of prior to a Change in Control (and in a transaction which is not a Change in Control) unless the Executive continues in employment with the Company or a Subsidiary after such sale or other disposition. If the Company or Subsidiary employing the Executive is sold or disposed of following a Change in Control, this Agreement shall continue through its original term or any extended term then in effect.

    (d) WITHHOLDING. All payments made hereunder shall be reduced by any applicable federal, state, or local withholding or other taxes or charges as may be required by applicable law.

    (e) NONDUPLICATION. If an Executive who becomes entitled to the benefits described in Section III shall also be entitled to severance pay or enhanced benefits, or both, under the terms of a contract or arrangement (other than a benefit plan or arrangement generally applicable to executives), including without limitation agreements entered into by the Executive and the Company or a Participating Company in connection with executive succession planning, the Executive shall be entitled to the benefits under Section III only if the Executive waives and relinquishes all rights to all such payments and benefits under such other contract or arrangement.

    (f) NOTICES. All notices provided for in this Agreement shall be in writing. Notices to the Company shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to Room 19A01, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610, Attention:
Corporate Secretary. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either the Company or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

    (g) WAIVERS. No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver, in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

    (h) SEVERABILITY. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Agreement.

    (i) AGENTS. The Company may make arrangements to cause any agent or other party, including an Affiliated Company, to make any payment or to provide any benefit that the Company is required to make or to provide hereunder; provided, that no such arrangement shall relieve or discharge the Company of its obligations hereunder except to the extent that such payments or benefits are actually made or provided.

    (j) HEADINGS. The headings of the various sections and subsections of this Agreement are solely for convenience and shall not be relied upon in construing the provisions of the Agreement. Any reference to a section or subsection shall refer to a section or subsection of the Agreement unless specified otherwise.

    (k) GENDER AND NUMBER. Any use of gender in this Agreement will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

    (l) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and no statements, promises or inducements made by any party hereto, or agents of either party, which are not contained in this Agreement shall be valid or binding; provided, however, that except as expressly provided herein the matters dealt with herein supersede previous written agreements between the parties on the same subject matters only to the extent such previous provisions are inconsistent with this Agreement and other provisions in written agreements between the parties not inconsistent with this Agreement are not affected.

    (m) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

    (n) EMPLOYMENT. Except in the event of a Change in Control and, thereafter, only as specifically set forth in this Agreement, nothing in this Agreement shall be construed to (i) limit in any way the right of the Company or a Subsidiary to terminate the Executive's employment at any time for any reason or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or a Subsidiary will employ the Executive in any particular position, on any particular terms or at any particular rate remuneration.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


EXECUTIVE:                                  BELLSOUTH CORPORATION


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